                                    ANNEX A

                          CHIPS AND TECHNOLOGIES, INC.
                                2950 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134

                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(F) OF THE SECURITIES
          EXCHANGE ACT OF 1934, AS AMENDED, AND RULE 14F-1 THEREUNDER

     This Information Statement is being mailed on or about August 1, 1997 as a part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of Chips and Technologies, Inc. (the "Company") to the holders of record of shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") at the close of business on or about July 25, 1997. You are receiving this Information Statement in connection with the possible appointment of persons designated by the Purchaser (as defined below) to a majority of the seats on the Board of Directors of the Company.

     On July 27, 1997, the Company, Intel Corporation, a Delaware corporation ("Intel") and Intel Enterprise Corporation, a Delaware corporation and wholly owned subsidiary of Intel (the "Purchaser"), entered into an Agreement and Plan of Merger (the "Merger Agreement") in accordance with the terms and subject to the conditions of which (i) Intel will cause the Purchaser, on Intel's behalf, to commence a tender offer (the "Offer") for all outstanding Shares at a price of $17.50 per Share, net to the seller in cash and without interest thereon, and
(ii) the Purchaser will be merged with and into the Company (the "Merger"). As a result of the Offer and the Merger, the Company will become a wholly owned subsidiary of Intel.

     The Merger Agreement requires the Company to cause the directors designated by Intel to be elected to Board of Directors under the circumstances described therein. See "Board of Directors and Executive Officers of the Company."

     This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 thereunder. You are urged to read this Information Statement carefully. You are not, however, required to take any action at this time. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the
Schedule 14D-9.

     Pursuant to the Merger Agreement, the Purchaser commenced the Offer on August 1, 1997. The Offer is scheduled to expire at Midnight, New York City time, on August 28, 1997, unless the Offer is extended.

GENERAL

     The Shares are the only class of voting securities of the Company outstanding. Each Share has one vote. As of June 30, 1997, there were 22,043,501 Shares outstanding. The Company's Board of Directors currently consists of three classes with a total of four (4) members. At each annual meeting of stockholders, a class of directors is elected for three-year terms. The officers of the Company serve at the discretion of the Board.

     Pursuant to the Merger Agreement, if the Minimum Condition has been met upon payment for the Shares by Purchaser pursuant to the Offer, Intel shall be entitled to designate such number of directors on the Board of Directors of the Company (the "Intel Designees"), as will give Intel, subject to compliance with
Section 14(f) of the Exchange Act, representation on such Board equal to the product of the number of directors on such Board (giving effect to the increase of directors pursuant to the Merger Agreement) and the percentage of the number of shares so purchased bears to the total number of outstanding Shares on a fully diluted basis, and the Company shall, at such time, cause the Intel Designees to be so elected by its existing Board of Directors; provided, however, that in the event that the Intel Designees are elected to the Board of Directors of the Company, until the Effective Time the Company shall use its best efforts to cause the Board of Directors to have at least three directors who are directors of the Company on the Date of the Merger Agreement (the "Continuing Directors") and provided, further that, in such event, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing

Directors shall designate a person to fill such vacancy. Intel has informed the Company that it will choose the Intel Designees from the persons listed below. Intel has informed the Company that each of the Intel Designees has consented to act as a director, if so designated. Biographical information concerning each of the Intel Designees is presented below. The following biographical information provided herein has been furnished by Intel, and the Company assumes no responsibility for the accuracy or completeness of such information.

      NAME, CITIZENSHIP AND          PRESENT OCCUPATION OR          MATERIAL POSITIONS HELD
     CURRENT BUSINESS ADDRESS              EMPLOYMENT              DURING THE PAST FIVE YEARS
  ------------------------------  ----------------------------    ----------------------------
  Leslie L. Vadasz..............  Senior Vice President,          N/A
                                  Corporate Business
                                  Development since 1991;
                                  Director -- Intel since 1989
  Arvind Sodhani................  Vice President and Treasurer
  Cary I. Klafter...............  Director of Corporate           Partner, Morrison & Foerster
                                  Affairs since 1966;             from prior to 1992 to 1996.
                                  President Intel Enterprise
                                  Corporation since 1997;
                                  Director -- Intel Enterprise
                                  Corporation
  Suzan A. Miller...............  Senior Attorney since 1991;     N/A
                                  Vice President -- Intel
                                  Enterprise Corporation since
                                  1997; Director -- Intel
                                  Enterprise Corporation
  Patrice C. Scatena............  Senior Attorney and             Associate -- Gibson, Dunn &
                                  Assistant Secretary since       Crutcher LLP from 1989 to
                                  1994; Secretary -- Intel        1994
                                  Enterprise Corporation since
                                  1997; Director -- Intel
                                  Enterprise Corporation

     None of the Intel Designees (i) is currently a director of, or holds any position with, the Company, (ii) has a familial relationship with any of the directors or executive officers of the Company or (iii) to Intel's knowledge, beneficially owns any securities (or rights to acquire any securities) of the Company. The Company has been advised by Intel that, to Intel's knowledge, none of the Intel Designees has been involved in any transaction with the Company or any of its directors, executive officers or affiliates which is required to be disclosed pursuant to the rules and regulations of the Commission, except as may be disclosed herein or in the Schedule 14D-9.

     Biographical information concerning each of the Company's current directors and executive officers as of June 30, 1997 is as follows:

           NAME             AGE                         POSITION(S)
--------------------------  ---   -------------------------------------------------------
Gene P. Carter              63    Director
Henri A. Jarrat             59    Director
Bernard Vonderschmitt       74    Director
James F. Stafford           53    President and Chief Executive Officer, Director
Keith A. Angelo             41    Vice President, Marketing
Lee J. Barker               52    Vice President, Operations
Timothy R. Christoffersen   55    Vice President, Finance and Chief Financial Officer
Richard E. Christopher      51    Vice President, Sales
Morris E. Jones, Jr.        45    Senior Vice President and Chief Technical Officer
Lawrence A. Roffelsen       52    Vice President, Engineering
Jeffery Anne Tatum          47    Secretary, Vice President and General Counsel

     Mr. Carter has served as a director of the Company since March 1988. From August 1977 to September 1984, Mr. Carter served as Vice President of Sales for Apple Computer, Inc. He has been self-employed as a private investor since 1984. Mr. Carter also serves as a director of Adobe Systems, Inc. and of Portable Energy Products.

     Mr. Jarrat was appointed to the Board of Directors in August 1994. He is currently President of Jarrat Global Enterprises, Inc. From 1983 to 1987, he served as President and Chief Operating Officer of VLSI Technology, Inc., and for seven years prior to 1983, he served at Motorola, Inc. as a Corporate Vice President and General Manager.

     Mr. Vonderschmitt has served as a director of the Company since August 1992. He is a co-founder of Xilinx, Inc. and served as its President and/or Chief Executive Officer from February 1984 until January 1996. He became Chairman of the Board of Xilinx on February 1, 1996. Prior to founding Xilinx, he spent two and one-half years at Zilog, Inc., then a subsidiary of Exxon, as Vice President and General Manager of the Microprocessor Division. Prior to joining Zilog, he was with RCA for more than twenty years in mostly technical management positions. During his last seven years at RCA, Mr. Vonderschmitt served as Vice President and General Manager of the Solid State Division. Mr. Vonderschmitt also serves as a director on the boards of Xilinx, Inc., IMP, Inc., Sanmina, Inc., and Credence Systems Corporation.

     Mr. Stafford was named President and Chief Executive Officer in July 1993 and was elected a director in August 1993. Mr. Stafford has been employed by the Company since January 1985 and has served in a variety of positions including Acting Chief Financial Officer from April 1993 until December 31, 1993, Senior Vice President and Chief Operating Officer from January 1992 to July 1993 and Senior Vice President, Product Line Operations from February 1990 to January 1992.

     Mr. Angelo was promoted to Vice President, Marketing in November 1992. Previously, Mr. Angelo had served as Director/General Manager, Media Group, from June 1992 to November 1992, as Director of Marketing from January 1991 to June 1992, as Senior Product Marketing Manager, Product Marketing Manager and Product Marketing Engineer from October 1987 to December 1991. Prior to joining the Company, Mr. Angelo spent four years at Intel Corporation in various marketing positions in the Peripheral Component Group.

     Mr. Barker has served as Vice President, Operations since July 1992. Prior to joining the Company, he was self employed for twelve years as a manufacturer of electronic scoreboards and a supplier of raw materials to the sign industry.

     Mr. Christoffersen has served as Chief Financial Officer since January 1994. Prior to joining the Company, Mr. Christoffersen spent two years with Resonex Inc., as Executive Vice President, Director, Chief Financial Officer, and later Chief Operating Officer. Prior to joining Resonex, he spent 9 years with several subsidiaries of Ford Motor Company in various managerial and financial positions.

     Mr. Christopher has served as Vice President, Sales, since July 1992. Prior to joining the Company, Mr. Christopher spent twelve years at Fujitsu Microelectronics where he became Senior Vice President and General Manager.

     Mr. Jones, Jr. is a founder of the Company and has served as Senior Vice President and Chief Technical Officer since February 1990. Prior to that time, he served in a variety of senior level management positions since the Company's inception.

     Mr. Roffelsen has served as Vice President, Engineering since November 1992. Prior to joining the Company, he spent seven years at Fujitsu Microelectronics, Inc., where he served most recently as Vice President, ASIC Operations.

     Ms. Tatum has served as Secretary, Vice President and General Counsel since July 1994. She previously served as Secretary and General Counsel from August 1993 to July 1994, and as Assistant General Counsel from February 1992 to August 1993. Prior to joining the Company, she was a partner of the law firms of Seyfarth, Shaw, Fairweather and Geraldson from 1990 to 1992, and of Adams, Duque and Hazeltine from 1985 through 1989.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended June 30, 1997, the Board of Directors held ten
(10) meetings. No director attended fewer than 75% of such meetings of the Board of Directors and the committees on which he serves.

     There are two (2) standing committees of the Board Directors: the Audit Committee and the Compensation Committee. The Board does not have a standing Nominating Committee.

     The Audit Committee's function is to review with the independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services performed by the independent accountants and related fees, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Bernard Vonderschmitt and Gene Carter. During the fiscal year ended June 30, 1997, the Audit Committee held one (1) meeting.

     The Compensation Committee is responsible for setting and administering the policies governing the annual compensation of the Company's executive officers, including cash compensation and stock option programs, and approving the grants of options for employees. The members of the Compensation Committee are Bernard Vonderschmitt and Gene Carter. During the fiscal year ended June 30, 1997, the Compensation Committee held nine (9) meetings.

COMPENSATION OF DIRECTORS

     The Company's outside directors each receive $1,500 for each Board of Directors meeting which the director attends. In addition, each receives $1,000 for each committee meeting of the Board of Directors he attends that is held separately from a Board meeting and $500 for each committee meeting he attends that is held consecutively with a Board meeting (excluding Compensation Committee meetings held solely for the purpose of approving routine stock option grants).

     The Company's Outside Directors Plan (as defined below) currently provides that upon his or her initial election to the Board of Directors, each non-employee director (an "Outside Director") will receive a one-time grant of an option to purchase 20,000 shares of the Company's Common Stock and an additional grant of an option to purchase 10,000 shares of the Company's Common Stock on each anniversary of his or her tenure as an Outside Director. In addition, an Outside Director who serves as the Chairman of the Board receives a stock option to purchase 5,000 shares of the Company's Common Stock upon appointment and on each anniversary of his tenure as Chairman, and each director receives a stock option to purchase 2,500 shares of the Company's Common Stock each year for each committee of the Board of Directors on which a director serves.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of June 30, 1997, during the fiscal years ended June 30, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                          ANNUAL COMPENSATION               AWARDS
                                                   ---------------------------------     ------------
                                                   FISCAL                                  OPTIONS/
          NAME AND PRINCIPAL POSITION               YEAR        SALARY       BONUS          SHARES
-----------------------------------------------    -------     --------     --------     ------------
James F. Stafford                                    1997      $288,761     $175,000            -0-
President, Chief Executive                           1996      $277,510     $200,000        100,000
Officer                                              1995      $236,259     $118,797        125,000
Keith A. Angelo                                      1997      $172,364     $ 89,010            -0-
Vice President, Marketing                            1996      $164,821     $100,149         50,000
                                                     1995      $155,297     $ 74,750         25,000
Richard E. Christopher                               1997      $175,994     $ 89,010            -0-
Vice President, Sales                                1996      $171,981     $104,121         50,000
                                                     1995      $164,306     $ 78,232         25,000
Morris E. Jones, Jr.                                 1997      $193,719     $115,000            -0-
Senior Vice President, Advanced Products             1996      $187,432     $112,578         50,000
and Chief Technical Officer                          1995      $180,566     $ 84,448         25,000
Lawrence A. Roffelsen                                1997      $172,956     $ 89,010            -0-
Vice President, Engineering                          1996      $165,906     $100,797         50,000
                                                     1995      $155,297     $ 74,750         25,000

STOCK OPTION PLANS.

     1994 Stock Option Plan. In November 1994, the Company amended and restated its 1985 Stock Option Plan (the "1994 Stock Option Plan"). The 1994 Stock Option Plan provides for the granting of incentive stock options and non-qualified stock options to employees (including officers), directors and consultants of the Company. Stock options are granted at an exercise price not less than fair market value at the date of the grant. In each of November 1995 and November 1996, the Plan was amended to increase the share reserve by 1,000,000 shares. Options generally vest over four years. Option terms may not exceed ten years from the date of grant and unexercised options granted under the amended plan expire thirty days following termination of employment.

     Outside Directors Option Plan. In March 1988, the Company adopted the 1988 Non-qualified Stock Option Plan for Outside Directors (the "Outside Directors Plan"), which provides for the granting of non-qualified stock options to directors of the Company who are not employees of the Company. The Outside Directors Plan was amended in November 1993 to increase the share reserve, extend option grant terms and modify grant provisions. Options must have an exercise price equal to the fair market value of the common stock on the date of grant, vest over a four year period and expire ten years after the date of grant. In November 1995, the Plan was amended to increase the share reserve.

     Employee Stock Purchase Plan. The Company reserved 1,500,000 shares of common stock for issuance pursuant to an Employee Stock Purchase Plan adopted in 1986 and amended in 1996 (the "Purchase Plan"). The 1996 amendment permits the granting of options under the Purchase Plan. The Purchase Plan allows qualified employees to purchase shares of Common stock at a price equal to the lower of the fair market value at the beginning or ending of each 6 month purchase period for each two year offering period. Purchases are limited to 10% of an employee's annual compensation and may not exceed 500 shares per purchase period.

STOCK OPTIONS GRANTED IN FISCAL 1997

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended June 30, 1997, to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS IN FISCAL 1997                  POTENTIAL
                                   --------------------------------------------------      REALIZABLE VALUE
                                               % OF TOTAL                                 AT ASSUMED ANNUAL
                                                OPTIONS                                     RATES OF STOCK
                                               GRANTED TO     EXERCISE                    PRICE APPRECIATION
                                               EMPLOYEES      OR BASE                     FOR OPTION TERM(1)
                                   OPTIONS     IN FISCAL       PRICE       EXPIRATION     ------------------
              NAME                 GRANTED        YEAR         ($/SH)         DATE        5% ($)     10% ($)
---------------------------------  -------     ----------     --------     ----------     ------     -------
James F. Stafford                    -0-           --            --            --           --         --
Keith A. Angelo                      -0-           --            --            --           --         --
Richard E. Christopher               -0-           --            --            --           --         --
Morris E. Jones, Jr.                 -0-           --            --            --           --         --
Lawrence A. Roffelsen                -0-           --            --            --           --         --

---------------

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND FISCAL 1997 YEAR-END VALUES

     The following table provides the specified information concerning exercise of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1997, and unexercised options held as of June 30, 1997, by the persons named in the Summary Compensation Table:

                          AGGREGATED OPTION EXERCISES
                           AND FISCAL YEAR-END VALUES

                                                                                             VALUE OF UNEXERCISED
                              SHARES                        NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                             ACQUIRED                         OPTIONS AT 6/30/97               AT 6/30/97(1)(2)
                                ON          VALUE       ------------------------------   -----------------------------
           NAME              EXERCISE     REALIZED      EXERCISABLE(1)   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------  --------   -------------   --------------   -------------   -------------   -------------
James F. Stafford..........  278,500    $4,049,545.60        58,997         162,504      $  159,416.96    $297,639.14
Keith A. Angelo............   80,000    $1,304,750.00        56,164          58,336      $  142,264.14    $115,048.36
Richard E. Christopher.....   71,000    $1,056,170.28        19,102          54,898      $   45,461.69    $ 95,279.86
Morris E. Jones, Jr........   40,000    $  637,500.00       215,102          54,899      $1,027,470.14    $ 95,283.46
Lawrence A. Roffelsen......  100,000    $1,768,523.13        71,664          58,336      $  268,300.64    $115,048.36

---------------

(1) Generally, for executive officers and newly hired employees of the Company, stock options granted are immediately exercisable at the date of grant, but vest over a four year period commencing six months after the date of grant. At the end of six months, 6/48ths of the option shares vest; thereafter they vest at the rate of 1/48th per month for each full month of the optionee's continuous employment with the Company. For non-executive officer employees who receive discretionary option grants during their employment, stock options are immediately exercisable at the date of grant and vest over a four year period commencing one month after the date of grant at the rate of 1/48th per month for each full month of the optionee's continuous employment with the Company. Unvested options are listed in the above table under the heading "Unexercisable."

(2) Based on a value of $10.375 per share which was the closing price of the Company's Common Stock on June 30, 1997. The value shown is for all outstanding options which have an exercise price below the closing price on June 30, 1997 of the Company's Common Stock regardless of vesting restrictions.

     EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS. Options granted under the Company's 1994 Stock Option Plan and the Outside Directors Plan and the Purchase Plan contain provisions pursuant to which, under certain circumstances, all outstanding options granted under such plans shall become fully vested and immediately exercisable upon a "transfer of control" as defined in such plans except as set forth below. No acceleration of vesting or exercisability of options will occur under the 1994 Stock Option Plan in connection with the Offer or the Merger. In accordance with the Merger Agreement, in lieu of such acceleration, upon the happening of the Merger, each outstanding stock option granted under the 1994 Stock Option Plan will be automatically converted into options to purchase shares of Intel's Common Stock.

     For a description of the treatment of outstanding options under the Company's 1994 Stock Option Plan, Outside Directors Plan and the Purchase Plan, and a description of anticipated employment agreements to be entered into between Intel and certain executive officers of the Company, see "Item 3. Identity and Background -- The Merger Agreement -- Interest of Certain Persons in the Merger" in the Schedule 14D-9.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     The Compensation Committee during fiscal 1997 was composed of two independent, non-employee directors of the Company, Gene P. Carter and Bernard
V. Vonderschmitt.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership as of June 30, 1997 of the Company's Common Stock as to (i) each director, (ii) each of the executive officers listed in the Summary Compensation Table below, (iii) all executive officers and directors as a group and (iv) each person known by the Company to be the beneficial owner of five percent or more of the outstanding shares of Common Stock.

                                                                         SHARES OWNED(1)
                                                                      ----------------------
                                                                       NUMBER     PERCENTAGE
                         NAME BENEFICIAL OWNERS                       OF SHARES    OF CLASS
    ----------------------------------------------------------------  ---------   ----------
    Gene P. Carter(2)...............................................    100,179       *
    Henri A. Jarrat(3)..............................................     85,000       *
    James F. Stafford(4)............................................    221,501       *
    Bernard V. Vonderschmitt(5).....................................     81,300       *
    Keith A. Angelo(6)..............................................    119,003       *
    Richard E. Christopher(7).......................................     74,000       *
    Morris E. Jones, Jr.(8).........................................    490,637       2.20
    Lawrence A. Roffelsen(9)........................................    130,000       *
    All directors and executive officers as a group (12               1,544,807       6.6401
      persons)(10)..................................................

---------------

 (1) Unless otherwise indicated below, the persons and entities named in the above table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Includes 60,000 shares subject to immediately exercisable options. Includes 35,213 unvested shares. Includes 40,179 shares held by the Carter Family Trust, of which Mr. Carter is a Trustee.

 (3) Includes 65,000 shares subject to immediately exercisable options. Includes 24,442 unvested shares.

 (4) Includes 221,500 shares subject to immediately exercisable options. Includes 162,504 unvested shares.

 (5) Includes 46,000 shares subject to immediately exercisable options. Includes 25,839 unvested shares.

 (6) Includes 118,000 shares subject to immediately exercisable options. Includes 58,336 unvested shares.

 (7) All shares are subject to an immediately exercisable option. Includes 54,898 unvested shares.

 (8) Includes 270,000 shares subject to immediately exercisable options. Includes 54,899 unvested shares.

 (9) All shares are subject to an immediately exercisable option. Includes 58,336 unvested shares.

(10) Includes 1,261,586 shares subject to immediately exercisable options. Includes 615,202 unvested shares.

     As of June 30, 1997, the per share market value of the Company's Common Stock was $10.375, based on the closing price on that date on The Nasdaq National Market.

CERTAIN TRANSACTIONS

     In August 1994, the Company loaned $100,000 at an interest rate of 7% per annum to Keith A. Angelo, an executive officer of the Company. The outstanding balance of the loan is forgiven at a rate of 25% per year as Mr. Angelo continues his employment with the Company. If he voluntarily leaves his employment with the Company or if Mr. Angelo's employment is terminated for cause before August 1, 1998, the outstanding balance must be repaid in full at that time.

     In August 1994, the Company entered into an independent contractor agreement with Jarrat Global Enterprises, Inc. ("JGE"), a corporation whose principal shareholder is Henri A. Jarrat, a director of the Company. Pursuant to the agreement, Henri Jarrat received options to purchase 125,000 shares of Company stock and JGE received $8,000 per month as compensation for providing the Company with requested business advice, including management consulting in specific areas, until November 1996.

     In July 1993, Gordon A. Campbell terminated his employment as President and Chief Executive Officer of the Company. In connection with his termination, Mr. Campbell and the Company agreed that, in exchange for the provision by Mr. Campbell of certain consulting services to the Company and a release of any claims against the Company, the Company would make certain payments to Mr. Campbell, extend his medical benefits, and accelerate the vesting on certain stock options held by him. In May 1994, the Board of Directors extended to August 31, 1995 the exercise date of 550,000 shares of Company stock under stock options previously granted Mr. Campbell, all of which were subsequently exercised by Mr. Campbell, and of which options to purchase 200,000 shares were exercised in July, 1995.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it to date, or written representations from certain reporting persons that Forms 5 have been filed for such persons as required, the Company believes that, during the year ended June 30, 1997, all reporting persons complied with Section 16(a) filing requirements applicable to them.